Exhibit 5

To:

National Bank of Greece S.A.

86 Eolou Street

Athens, 10232

Hellenic Republic

Athens, 27th May, 2008

Ladies and Gentlemen:

Re: National Bank of Greece S.A., issue of Euro-denominated

Series A Non-cumulative Non-voting Preference Shares

We have acted as outside legal advisers to National Bank of Greece S.A. (“NBG”), in connection with the preparation of the annual report for the year ended December 31, 2007 on Form 20-F (the “20-F”) and the registration statement on Form F-3 (the “Registration Statement”), both of which have been filed with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), on May 27, 2008, of which the prospectus (the “Prospectus”) and prospectus supplement (the “Prospectus Supplement”) form a part. The Registration Statement relates to the registration under the Securities Act of Euro-denominated Series A Non-cumulative Non-voting Preference Shares (the “Preference Shares”).

In this connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, certificates and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including without limitation:

(i)            The 20-F;

(ii)           the Registration Statement;

(iii)          the Prospectus;

(iv)          the Prospectus Supplement;

(v)           the form of the Share Purchase Agreement (the “SPA”) among NBG and the several banks referred to therein as underwriters (the “Underwriters”); and

(vi)          the form of the deposit agreement dated on or about the date hereof among NBG and the Bank of New York (the “Deposit Agreement” and, together with the SPA, the “Agreements”).

This opinion is addressed to NBG.  It may not be relied upon by anyone else without our prior written consent.

Unless otherwise specifically stated hereafter, this opinion letter:

(i) may not be disclosed in whole or part by you to anyone other than a. persons who, in the ordinary course of your business, have access to your papers and records and on the basis that such persons will similarly make no further disclosure or b. as necessary in order to assert any legal defence or claim available to NBG in any legal proceedings; and

(ii) may not be filed with any governmental agency or authority (other than in the ordinary course as contemplated by the preceding clause (i)) or quoted in any public document without, in any such case, our prior written consent.

In our role as aforesaid, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter, except where a specific fact confirmation procedure is stated to have been performed (in which case we have with your consent performed the stated procedure).  We:

(a)           have examined, among other things, the following:

a.     The Articles of Incorporation of NBG (the “Governing Documents”), extract of the Minutes of the second repeat Annual General Meeting of the shareholders of the NBG, dated 15th May, 2008, and certain resolutions of the Board of Directors of NBG, including form of the resolution of the Board of Directors, filed as an exhibit to the Registration Statement, determining certain of the preference rights of the Preference Shares;

b.     certain (i) material contracts, (ii) agreements constituting indebtedness, (iii) letters of NBG’s in-house lawyers in relation to litigation matters, and (iv) other documents that NBG made available to us, in each case on the basis of the materiality thresholds agreed among NBG and the Underwriters; and

We also participated in conferences, communications and telephone conversations with certain officers and employees of NBG, representatives of Allen & Overy LLP, representatives of the external auditors of NBG, representatives of the Underwriters and Skadden, Arps, Slate, Meagher & Flom (UK) LLP, special United States counsel to the Underwriters.

For the purposes of this opinion we have assumed:

(i)            that each of the Agreements which has been signed has been duly authorized, executed and delivered by or on behalf of each of the parties thereto other than NBG;

(ii)           that the Agreements constitute (or when executed will constitute) legal, valid, binding and enforceable obligations in accordance with their terms, of the parties thereto so far as the laws of all jurisdictions (other than the laws of the Hellenic Republic) are concerned;

(iii)          that all recordings, filings, registrations, notices or other similar actions required or advisable by a law (other than the laws of the Hellenic Republic) to ensure the legality, validity, binding effect, enforceability or admissibility in evidence of the Agreements against all persons in accordance with their respective terms have been effected;

(iv)          that no foreign law affects the opinions below; and

(v)           the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies submitted to us as well as the accuracy of all representations and warranties (except to the extent that they constitute conclusions of law covered hereby) of NBG and the Underwriters contained in the Agreements (including in any schedules, annexes and attachments thereto) and that there are no facts, circumstances or matters which may be material to the opinions set out in this opinion letter which have not been disclosed to us.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.             NBG has been duly organized and is validly existing as a company limited by shares (société anonyme) under the laws of the Hellenic Republic.

2.             The Preference Shares have been duly authorized for issuance (subject to the passing of board resolution substantially in the form attached as exhibit to the Registration Statement) and sale pursuant to the SPA and, when issued and delivered by NBG pursuant to the SPA against payment of the consideration set forth in the SPA, will be validly issued and fully paid and non-assessable and no holder of the Preference Shares is or will be subject to personal liability by reason of being such a holder.

The opinions set out in paragraphs 1 to 2 (inclusive) above are subject to the following reservations:

(a)   this opinion letter is confined to matters of the laws of the Hellenic Republic in force at the date hereof and no opinion is expressed as to the laws of any other jurisdiction.

(b)   although we have made certain inquiries and investigations, as in more detail described above under paragraphs (a) and (b) of this opinion letter, in connection with the preparation of the 20-F, the Registration Statement, the Prospectus and the Prospectus Supplement, the limitations inherent in the role of outside counsel are such that we cannot and do not assume any responsibility for the accuracy or completeness of the statements made in the 20-F, the Prospectus and/or Prospectus Supplement.

(c)   this opinion is subject to all insolvency and other laws of general application affecting the rights of creditors, in particular, those pertaining to: the cessation of payments, the administration and management of a company, the general meetings of creditors, the appointment of mandatory administrators and liquidators, trustees in bankruptcy, the determination of the date of cessation of payment and the validity of acts passed or taken, transactions entered into or obligations contracted during the suspect period.

(d)   a Greek court may not treat as conclusive those certificates, opinions, calculations and determinations, etc., which any of the Agreements states are to be so treated;

(e)   no opinion is expressed on matters of fact other than as expressly stated in this opinion letter;

(f)    we express no opinion on the interpretation that a court or authority of competent jurisdiction would give to any particular wording in any of the Agreements;

(g)   although the process of the share capital increase of a Greek company limited by shares, such as NBG, entailing the amendment of the articles of incorporation thereof, involves the approval of such amendment by the competent supervisory authority (the Greek Ministry of Development, in the case of the NBG), it is our reasoned opinion that the shares to be issued against the payment of subscription funds, paid in such a share capital increase, are created and may be issued as of the date the board of the company certifies the payment in full of such subscription funds, in accordance with article 11 of Greek company law 2190/1920.

(h)   although the right of a shareholder of a Greek company limited by shares, such as NBG, to collect the dividend, declared by the annual general meeting of the shareholders of such company, within two (2) months of its declaration, is provided by mandatory provisions of Greek law (article 44a par. 2 of Greek Codified Law 2190/1920), it is our reasoned opinion that such right, being for the sole benefit of the shareholder, may be waived (in the sense that such shareholder may validly accept to delay collection of the dividend so declared), if such a waiver is granted following each annual general meeting of the shareholders, declaring dividends, but before the completion of the aforesaid two-month period for collection.

(i)    provisions relating to the deemed receipt of notices and communications are valid and enforceable, subject to the interested party adducing contrary evidence;

(j)      The characterization of the shares in a Greek limited liability stock company (société anonyme) as listed on a foreign stock exchange, for the purposes of Greek tax law, is not sufficiently clear. Based on our understanding of the discussion and analysis of the listing process of the New York Stock Exchange, it is our reasoned opinion that the Preference Shares should be treated as listed for Greek tax purposes.

(k)     Waiver of rights provided by mandatory provisions of Greek Law (such as the rights of a Greek company limited by shares, such as the NBG, under article 46a of Greek Codified Law 2190/1920 to claw-back unduly distributed dividends or interim dividends, as the case may be) operate inter partes;

(l)    in the case of proceedings in jurisdictions which are not members of the European Union, service of process by registered mail will not be valid under Greek law;

(m)  individual rules of a foreign law may be found to be inapplicable in the courts of the Hellenic Republic if they are contrary to Greek public policy within the meaning of Article 16 of the Rome Convention or to Greek mandatory rules within the meaning of Article 7 of the Rome Convention. The choice of a foreign law will be recognized and enforced subject to the application of the mandatory rules of Greek law, within the meaning of Article 7 of the Rome Convention;

This opinion is governed by Greek law and is subject to the exclusive jurisdiction of Greek courts.  It is for the sole benefit of NBG on the date hereof and is not to be relied on by any other person or for any purpose nor is it to be quoted or made public in any way without our prior written consent.

We are aware that we are referred to under the heading “Legal Opinions” in the Prospectus and the Prospectus Supplement. We hereby consent to the references to us in those sections and the filing of this letter as an exhibit to the Registration Statement without thereby implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

      Yours faithfully,

Law Office T.J. Koutalidis

/s/ N. V. SALAKAS

N. V. Salakas